EXHIBIT 10.3
FIRST AMENDMENT
TO
EMPLOYMENT AGREEMENT BETWEEN NATIONAL OILWELL VARCO L.P.
NATIONAL OILWELL VARCO, INC. AND MARK A. REESE
          This First Amendment To Employment Agreement (this “First Amendment”) between National Oilwell L.P., a Delaware limited partnership, National Oilwell, Inc., a Delaware corporation, and Mark A. Reese (the “Executive”) is executed by National Oilwell Varco L.P., a Delaware limited partnership (the “Company”), National Oilwell Varco, Inc., a Delaware corporation (“NOI”), and the Executive on December 22, 2008, but is effective as set forth herein.
W I T N E S S E T H:
          Whereas, National-Oilwell L.P., National-Oilwell, Inc. and the Executive entered into an employment agreement dated as of January 1, 2002 (the “Original Agreement”);
          Whereas, as a result of the merger of National-Oilwell, Inc. and Varco International, Inc. on March 11, 2005, National-Oilwell L.P. and National-Oilwell, Inc. were reorganized in the forms of the Company and NOI, respectively, each of which succeeded to the obligations of its predecessor;
          Whereas, the Original Agreement must be amended on or before December 31, 2008 to comply with new Section 409A of the Internal Revenue Code of 1986, as amended by the America Jobs Protection Act of 2004; and
          Whereas, the Company, NOI and the Executive desire to amend the Original Agreement to comply with new Section 409A and effect certain other changes as hereinafter provided;
          Now, Therefore, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:
1.	Each reference to “National-Oilwell L.P.” and “National-Oilwell, Inc.” contained in the Original Agreement shall be deleted and a reference to “National Oilwell Varco L.P.” and “National Oilwell Varco, Inc.”, respectively, shall be substituted in lieu of the original reference.

2.	Paragraph (ii) of Section 2(b) of the Original Agreement is hereby amended and restated in its entirety to provide as follows:
     (ii) Annual Bonus. The Executive shall be eligible for an annual bonus the “Annual Bonus”) for each fiscal year ending during the Employment Period on the same basis as other executive officers under the Company’s then current Annual Incentive Plan (or such other name as may be adopted for the plan or its successor), which shall be payable in accordance with the terms of such plan.

3.	Paragraph (v) of Section 2(b) of the Original Agreement is hereby amended to add the following new paragraph immediately following the end of such paragraph:
          Any reimbursement of expenses required under this paragraph and any reimbursement of legal fees and expenses required under Section 6(c) of this Agreement shall be made by the Company upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Company (but in any event not later than the close of the Executive’s taxable year following the taxable year in which the fee, disbursement, cost or expense is incurred by the Executive); provided, however, that, upon the Executive’s termination of employment with the Company, in no event shall any additional reimbursement be made prior to the date that is six months after the date of the Executive’s termination of employment to the extent such payment delay is required under Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”). In no event shall any reimbursement be made to the Executive for such expenses and fees incurred after the later of (1) the tenth anniversary of the date of the Executive’s death or (2) the date that is ten years after the date of the Executive’s termination of employment with the Company.
4.	Paragraph (e) of Section 3 of the Original Agreement is hereby amended by adding the following sentence immediately at the end of such Section to provide as follows:

For purposes of any payments or provision of benefits under this Agreement, the Executive shall not be considered to have terminated employment with the Company unless the Executive incurs a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable guidance issued thereunder.

5.	The flush paragraph immediately following subclause (C) of Section 4(a)(i) of the Original Agreement is hereby deleted.

6.	Subclauses (A), (B) and (C) of Section 4(a)(i) of the Original Agreement are hereby amended and restated in their entirety to provide as follows:
     (A) the sum of (1) the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2), the product of (x) the higher of (I) the highest Annual Bonus received by the Executive over the preceding three year period and (II) the Annual Bonus paid or payable, including any bonus or portion thereof which has been earned but deferred (and annualized for any fiscal year consisting of less than 12 full months or during which the Executive was employed for less than 12 full months), for the most recently completed fiscal year during the Employment Period, if any (such higher amount being referred to as the “Highest Annual Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365; and (3) any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2) and (3) shall be hereinafter referred to as the “Accrued Obligations”), and

     (B) an amount equal to the sum of (i) the then current Annual Base Salary of the Executive and (ii) the Highest Annual Bonus, and
(C) an amount equal to the maximum amount of employer matching contributions that could have been credited to the Executive under the Company’s 401(k) Savings Plan (without regard to any applicable nondiscrimination tests), any other excess or supplemental retirement plan in which the Executive participates or any other deferred compensation plan during the twelve (12) month period immediately preceding the month of the Executive’s Date of Termination, such amount to be grossed up so that the amount the Executive actually receives after payment of any federal or state taxes payable thereon equals the amount first described above.
7.	Clause (ii) of Section 4(a) of the Original Agreement is hereby amended and restated in its entirety to provide as follows:
(ii) Until the date of the Executive’s death, the Company shall continue group health plan (as defined for purposes of Section 4980B of the Code) benefits to the Executive and/or the Executive’s family equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 2(b)(iv) of this Agreement as if the Executive’s employment had not been terminated; provided, that if the Executive’s participation after the Date of Termination in such group health plan is not permitted by the terms of a plan, then for the Executive’s lifetime, the Company shall provide the Executive through other sources with substantially the same benefits that were provided to the Executive by that plan immediately before the Termination Date; provided further, that if the Executive becomes reemployed by another employer and is eligible to receive any of such benefits under another employer provided plan, the benefits provided hereunder shall be secondary to those provided under such other plans. With respect to any group health plan that requires an employee contribution, for the period of time during which the Executive would be entitled (or would, but for this Agreement, be entitled) to continuation coverage under a group health plan of the Company under Section 4980B of the Code if the Executive elected such coverage and paid the applicable premiums (generally, 18 months), the Executive shall pay the then active employee cost of the benefits as determined under the then current practices of the Company on a monthly, semi-annual or annual basis as elected by the Executive, and thereafter, the Executive shall pay the full cost of the benefits as determined under the then current practices of the Company on a monthly or annual basis as elected by the Executive, provided that the Company shall reimburse the Executive the amount of the costs of the benefit that is in excess of the then active employees costs for such benefits no later than 30 days following the end of the Executive’s taxable year in which such reimbursable amounts are paid by the Executive, and provided further that the reimbursements provided, during the Executive’s taxable year shall not affect the expenses eligible for reimbursement in any other taxable year (with the exception of applicable lifetime maximums applicable to medical expenses or medical benefits described in Section 105(b) of the Code) and the right to reimbursement hereunder shall not be subject to liquidation or exchange for another benefit or payment;

8.	Clause (iii) of Section 4(a) of the Original Agreement is hereby amended and restated in its entirety to provide as follows:
     (iii) The Company shall reimburse Executive for all outplacement services incurred on and prior to the last day of the second calendar year following the year in which the Date of Termination occurs up to a maximum direct cost to the Company of up to 15% of the Executive’s Annual Base Salary as of the Date of Termination Company shall reimburse Executive within 30 days after Executive provides the Company with an invoice (and any supporting documentation required by the Company) for such outplacement services, but in no event shall any such reimbursement be made after the last day of the third calendar year following the year in which the Date of Termination occurs;
9.	Clause (iv) of Section 4(a) of the Original Agreement is hereby amended and restated in its entirety to provide as follows:
     (iv) All options to purchase Common Stock held by the Executive pursuant to a stock option plan on or prior to the Date of Termination shall be governed by the terms of the option agreement or plan between the Executive, NOI, and/or the Company; and any restricted stock held by the Executive, not already vested shall be 100% vested;
10.	Clause (v) of Section 4(a) of the Original Agreement is hereby amended and restated in its entirety to provide as follows:
     (v) Any compensation previously deferred by the Executive under a plan sponsored by the Company (together with any accrued interest or earnings thereon) shall be distributed at the earliest time permitted by such plan or, if permitted under the terms of such plan and all applicable laws, statutes or regulations governing such plans, at such other time as the Executive may elect under the terms of such plan;
11.	A new flush paragraph shall be added immediately following clause (vii) of Section 4(a) of the Original Agreement to provide as follows:
Provided that, notwithstanding anything contained herein to the contrary, in accordance with Section 409A of the Code, if the Executive is determined by the Board (or its delegate) to be a “specified employee” (as described in Section 409A of the Code) for the year in which Executive’s Date of Termination occurs, any payments or in-kind benefits due hereunder that are not permitted to be paid or provided on the date(s) specified hereunder without the imposition of additional taxes, interest and penalties under Section 409A of the Code shall be paid in a lump sum or provided on the first business day following the six-month anniversary of the Date of Termination or, if earlier, Executive’s death (the “409A Payment Date”).
12.	The fourth sentence in Section 5 of the Original Agreement (which begins, “In addition, if . . .” and ends, “. . . of no further force and effect.”) shall be deleted.

13.	The reference to “Internal Revenue Code of 1986, as amended (the “Code”)” contained in paragraph (c) of Section 6 of the Original Agreement shall be deleted and a reference to “Code” shall be substituted in lieu of the original reference.

14.	A new Paragraph (e) shall be added immediately following Paragraph (d) of Section 7 of the Original Agreement to provide as follows:
     (e) Notwithstanding anything in this Agreement to the contrary, in accordance with Section 409A of the Code, any additional payments due to Executive under this Section 7 shall be paid by the Company no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the related taxes are remitted to the taxing authority.
15.	A new Paragraph (f) shall be added immediately following Paragraph (e) of Section 11 of the Original Agreement to provide as follows:
     (f) This Agreement is intended to meet the requirements of Section 409A of the Code and shall be administered in a manner that is intended to meet those requirements and shall be construed and interpreted in accordance with such intent. To the extent that a payment, or the settlement or deferral thereof, is subject to Section 409A of the Code, except as the Board of Directors and Executive otherwise determine in writing, the payment shall be paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the payment, settlement or deferral shall not be subject to the additional tax or interest applicable under Section 409A of the Code. Any provision of this Agreement that would cause the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended (in a manner that as closely as practicable achieves the original intent of this Agreement) to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, if permitted under the regulations and other guidance issued under Section 409A of the Code. In the event additional regulations or other guidance is issued under Section 409A of the Code or a court of competent jurisdiction provides additional authority concerning the application of Section 409A with respect to the payments described hereunder, then the provisions regarding such payments shall be amended to permit such payments to be made at the earliest time allowed under such additional regulations, guidance or authority that is practicable and achieves the original intent of this Agreement.
16.	This First Amendment shall be binding on each party hereto only when it has been executed by all of the parties hereto, and when so executed, shall, unless otherwise provided by a specific provision of this First Amendment, be and become effective.

17.	All references to “Agreement” contained in the Original Agreement shall be deemed to be a reference to the Original Agreement, as amended by this First Amendment. Certain capitalized terms used herein that are not otherwise defined are defined in the Original Agreement, and the terms defined in this First Amendment shall be incorporated in the Original Agreement with the same meanings as set forth herein.

18.	The validity, interpretation, construction and enforceability of this First Amendment shall be governed by the laws of the State of Texas, without reference to principles of conflict of laws.

19.	Except as amended by this First Amendment, the Original Agreement shall remain in full force and effect.

20.	This First Amendment may be executed in one or more counterparts, and by the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.
Signature Page to Follow

          In Witness Whereof, the Company, NOI and the Executive have executed this First Amendment on the date first written above, which is effective as set forth herein.

NATIONAL OILWELL VARCO L.P.
By Its General Partner, NOW Oilfield Services, Inc.

By:	/s/ Clay Williams

Name:	Clay Williams
Title:	President

NATIONAL OILWELL VARCO, INC.

By:	/s/ Merrill A. Miller, Jr.

Name:	Merrill A. Miller, Jr.
Title:	Chairman, President & Chief Executive Officer

EXECUTIVE

/s/ Mark A. Reese

Mark A. Reese